Medifast, Inc. Announces Third Quarter 2018 Financial Results

Third Quarter Revenue Increased 80% and EPS Increased 107%

Record Financial Results Exceed Third Quarter Guidance

Raises Fiscal Year 2018 Outlook

BALTIMORE, Nov. 6, 2018 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading manufacturer and distributor of clinically proven, healthy living products and programs, today reported financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Highlights:

  Revenue of $139.2 million, an increase of 80.3% year-over-year
  Active earning Coaches of 22,600, an increase of 59.2% year-over-year
  Net income of $13.8 million, an increase of 106.1% year-over-year
  Earnings per diluted share ("EPS") of $1.14, an increase of 107.3% year-over-year

"We are very pleased with our record third quarter revenue and profitability which reflects an accelerated rate of growth in our total active earnings OPTAVIA coaches and coach productivity," commented Dan Chard, Medifast's Chief Executive Officer. "We continued to successfully align our corporate and field leader activities behind a repeatable business rhythm focused on our long-term purpose and mission to offer the world lifelong transformation, one healthy habit at a time. We believe we are well positioned to deliver long-term sustainable growth and value for our shareholders."

Third Quarter 2018 Results

For the third quarter of 2018, revenue increased 80.3% to $139.2 million from revenue of $77.2 million for the third quarter last year. OPTAVIA-branded products represented 70% of consumable units sold for the third quarter of 2018 compared to 43% for the third quarter of last year. The total number of active earning OPTAVIA Coaches for the third quarter of 2018 increased to 22,600, compared to 14,200 for the third quarter of 2017. The average revenue per active earning Coach for the third quarter of 2018 increased 23.2% to $5,781 compared to $4,693 for the third quarter last year.

Gross profit for the third quarter of 2018 increased to $107.2 million from $58.2 million for the third quarter of 2017. The Company's gross profit as a percentage of revenue increased 160 basis points to 77.0% from 75.4% for the third quarter last year. The increase in gross margin percentage was driven by higher production volumes, yielding favorable manufacturing absorption as the Company increased inventory to meet expected consumer demand. The Company anticipates this absorption benefit to be temporary and gross profit as a percentage of revenue is expected to return to normalized rates as inventory levels normalize. In addition, the increase in the gross margin percentage resulted in part from reduced inventory obsolescence and lower shipping expense.

Selling, general and administrative expenses ("SG&A") for the third quarter of 2018 increased $41.7 million to $89.7 million compared to $48.0 million for the third quarter of 2017, primarily as a result of higher OPTAVIA commissions expense and investments the Company is making in an upcoming International Leadership Advancement Trip which is designed to reward qualifying business leaders with exclusive training and development opportunities. The trip expense is recorded in the third and fourth quarters of 2018. The International Leadership Advancement Trip is expected to drive strong growth in the back half of 2018 and into 2019.

Operating income increased $7.3 million to $17.5 million from $10.2 million for the third quarter of 2017 primarily as a result of increased gross profit, partially offset by increased SG&A expenses. Operating income as a percentage of revenue decreased 70 basis points to 12.5% compared to 13.2% in the third quarter of 2017.

The third quarter 2018 effective tax rate was 22.7%, compared to 35.5% for the third quarter of 2017. This decrease was primarily a result of the decrease in the Federal statutory rate pursuant to the Tax Cuts & Jobs Act as well as a decrease in the state rate of 1.7%. The decrease in the effective rate was partially offset by a 2.1% increase in the effective tax rate due to the elimination of the Domestic Manufacturer Deduction.

Net income for the third quarter of 2018 was $13.8 million, or $1.14 per diluted share, based on approximately 12.1 million shares outstanding. Third quarter 2017 net income was $6.7 million, or $0.55 per diluted share based on approximately 12.1 million shares outstanding.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $111.6 million and working capital of $89.1 million as of September 30, 2018. Cash, cash equivalents, and investment securities increased $4.4 million to $103.2 million as of September 30, 2018 compared to $98.8 million at December 31, 2017. The Company remains free of interest bearing debt. Inventory increased $24.6 million to $43.9 million as of September 30, 2018 compared to $19.3 million as the Company increased inventory levels to meet current and future demand.

The Company declared a quarterly cash dividend of $6.0 million, or $0.48 per share, during the third quarter of 2018.

Adoption of Accounting Standard Update 2014-09, Revenue from Contracts with Customers ("ASC 606")

As announced in the first quarter of 2018, the Company adopted ASC 606 on a modified retrospective basis. As a result, the Company did not restate financial information for the three months ended September 30, 2017. The results of ASU 606 primarily impact the Company's timing of revenue recognition for product shipments, as product revenue will be recognized upon customer receipt in lieu of at the time of shipment.

The following are the impacts to the financial results for the three months ended September 30, 2018 from the implementation of ASC 606. For the quarter ended September 30, 2018, revenue decreased $0.3 million, or 0.2%, which resulted in decreased gross profit of $0.3 million, or 0.3%. Gross profit as a percentage of revenue was consistent for quarter ended September 30, 2018 at 77.0%. Income from operations was negatively impacted by $0.2 million, or 1.2%, resulting in decreased net income and diluted earnings per share of $0.2 million, or $0.01 per share, respectively.

As of September 30, 2018, working capital decreased $3.3 million and stockholders' equity decreased $2.6 million as a result of the impact ASC 606.

Outlook

The Company expects fourth quarter revenue to be in the range of $137.3 million to $142.3 million and earnings per diluted share to be in the range of $1.15 to $1.20. The Company is raising its guidance for the full year 2018, expecting revenue of $492.5 million to $497.5 million and earnings per diluted share of $4.45 to $4.50. This compares to the Company's previous annual guidance for revenue of $460 million to $470 million and earnings per diluted share of $4.35 to $4.45. The full year 2018 earnings guidance continues to assume a 21% to 23% effective tax rate.

Conference Call Information

The conference call is scheduled for today, Tuesday, November 6, 2018 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com, and will be archived online through November 20, 2018. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, November 6, 2018, through November 13, 2018. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10125363.

About Medifast®:

Medifast (NYSE: MED) is a leading manufacturer and distributor of clinically proven, healthy living products and programs. The brand has been recommended by more than 20,000 doctors since its founding. Its integrated coach model leverages nearly 40 years of experience from medical, franchise, e-commerce, and direct selling channels. Medifast and its community of independent OPTAVIA Coaches embrace the future of wellness with a shared vision to offer the world lifelong transformation, one healthy habit at a time™. OPTAVIA is represented by a community of OPTAVIA Coaches who teach Clients healthy habits, while offering support and guidance on their transformation journey. In 2018, Medifast announced it will expand into the Asia-Pacific markets of Hong Kong and Singapore in 2019 with its integrated coach model. Medifast is traded on the New York Stock Exchange and was named to Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

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Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent OPTAVIA Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts & dividend data)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Revenue	$139,239	$77,205	$355,159	$223,556
Cost of sales	32,038	19,022	84,351	54,870
Gross profit	107,201	58,183	270,808	168,686

Selling, general, and administrative	89,734	47,956	221,548	138,540

Income from operations	17,467	10,227	49,260	30,146

Other income (expense)
Interest income, net	361	148	940	352
Other income (expense)	-	(4)	178	32
	361	144	1,118	384

Income from operations before income taxes	17,828	10,371	50,378	30,530

Provision for income taxes	4,047	3,685	10,242	10,115

Net income	$13,781	$6,686	$40,136	$20,415

Earnings per share - basic	$1.15	$0.56	$3.34	$1.71

Earnings per share - diluted	$1.14	$0.55	$3.31	$1.69

Weighted average shares outstanding -
Basic	11,954	11,930	12,006	11,920
Diluted	12,097	12,095	12,112	12,063

Cash dividends declared per share	$0.48	$0.32	$1.44	$0.96

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except par value)

	September 30,	December 31,
	2018	2017

ASSETS
Current Assets
Cash and cash equivalents	$82,307	$75,077
Accounts receivable-net of doubtful accounts of $405 at
September 30, 2018 and allowance for sales returns
and doubtful accounts of $597 at December 31, 2017	1,017	576
Inventory	43,845	19,328
Investment securities	20,912	23,757
Income taxes, prepaid	-	2,272
Prepaid expenses and other current assets	3,851	4,188
Total current assets	151,932	125,198

Property, plant and equipment - net	18,760	18,611
Other assets	1,400	2,120
Deferred tax assets	2,355	-

TOTAL ASSETS	$174,447	$145,929

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$62,806	$37,140
Total current liabilities	62,806	37,140

Deferred tax liabilities	-	208
Total liabilities	62,806	37,348

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
12,145 and 12,103 issued and 11,956 and 11,971 outstanding
at September 30, 2018 and December 31, 2017, respectively	12	12
Additional paid-in capital	8,040	4,967
Accumulated other comprehensive loss	(266)	(160)
Retained earnings	124,601	103,762
Less: Treasury stock at cost, 128 shares at September 30, 2018	(20,746)	-
Total stockholders' equity	111,641	108,581

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$174,447	$145,929

The impact of the adoption of the new revenue standard on the Company's Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets was as follows (in thousands):

	Three months ended September 30, 2018			Nine months ended September 30, 2018
	As Reported	Balances without adoption of ASC 606	Effect of Change	As Reported	Balances without adoption of ASC 606	Effect of Change

Revenue	$139,239	$139,582	$(343)	$355,159	$356,442	$(1,283)
Cost of sales	32,038	32,071	33	84,351	84,544	193
Gross profit	107,201	107,511	(310)	270,808	271,898	(1,090)

Selling, general, and administrative	89,734	89,831	97	221,548	221,908	360

Income from operations	17,467	17,680	(213)	49,260	49,990	(730)

Other income (expense)
Interest income, net	361	361	-	940	940	-
Other income (expense)	-	-	-	178	178	-
	361	361	-	1,118	1,118	-

Income from operations before income taxes	17,828	18,041	(213)	50,378	51,108	(730)

Provision for income taxes	4,047	4,092	45	10,242	10,396	154

Net income	$13,781	$13,949	$(168)	$40,136	$40,712	$(576)

Earnings per share - basic	$1.15	$1.17	$(0.02)	$3.34	$3.39	$(0.05)

Earnings per share - diluted	$1.14	$1.15	$(0.01)	$3.31	$3.36	$(0.05)

Weighted average shares outstanding -
Basic	11,954	11,954		12,006	12,006
Diluted	12,097	12,097		12,112	12,112

	September 30, 2018
	As Reported	Balances without adoption of ASC 606	Effect of Change

ASSETS
Accounts receivable, net	$1,017	$118	$899
Inventory	43,845	42,793	1,052
Prepaid expenses and other current assets	3,851	3,711	140
Deferred tax assets	2,355	1,656	699

LIABILITIES
Accounts payable and accrued expenses	62,806	57,422	5,384

STOCKHOLDERS' EQUITY
Retained earnings	124,601	127,195	(2,594)

CONTACT: Investor Contact: ICR, Inc., Katie Turner, (646) 277-1228